Exhibit 99.2

Regions Financial Corporation - Dodd-Frank Act Stress Testing Disclosure

This disclosure of summary stress test results is required by 12 CFR 252.148, which implements the requirements of Section 165(i)(2) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The following results reflect pro forma capital ratios and select Income Statement line items for Regions Financial Corporation (“Regions”) and Regions Bank under the Federal Reserve Board’s Supervisory Severely Adverse scenario.

Dodd-Frank Act Stress Testing Assumptions

The Supervisory Severely Adverse scenario is characterized by a substantial global weakening in economic activity including a severe recession in the United States. This scenario does not represent expected conditions, but rather is a hypothetical path of economic variables to be used to assess the strength of banking organizations and their capital base in a severely adverse economic environment. At a minimum, this scenario resembles a severe post-World War II recession, the parameters of which have been described by the Federal Reserve Board. The scenario is characterized by a peak unemployment rate of 12.1% and 5 consecutive quarters of contraction in real GDP, as compared with a 7.9% peak unemployment rate and at least 1.6% real GDP growth for each period during the 9 quarter planning horizon in the Federal Reserve’s Baseline scenario. The results in the tables that follow include these assumptions.

These summary stress test results for Regions assume specific capital actions and do not include any prospective capital actions that may have been requested as part of the Federal Reserve Board’s Comprehensive Capital Analysis and Review for 2013 (“CCAR”). For Regions, the Dodd-Frank capital action assumptions are:

1)	quarterly common stock dividends equal to $0.01 per share, which is the quarterly average dollar amount of common stock dividends that Regions paid in 2012,

2)	payments on any other instrument that is eligible for inclusion in the numerator of a regulatory capital ratio equal to the stated dividend, interest or principal due on such instrument during the quarter (this includes subordinated debt, preferred stock, and other capital securities), and

3)	no redemption or repurchase of any capital instrument that is eligible for inclusion in the numerator of a regulatory capital ratio.

These summary stress test results assume the same capital actions and use the same Severely Adverse scenario used by the Federal Reserve Board as part of its supervisory stress analysis of Regions. These summary stress test results, and the supervisory stress analysis of Regions, are separate from the 2013 CCAR, a summary of the results of which were released by the Federal Reserve Board on March 14, 2013.

Description of the Types of Risk Included in the Stress Test

Regions considers all identified risks in its stress testing activities. These risks range from idiosyncratic risks, such as geographic footprint and industry concentrations in the credit portfolios, to broad economic, political, and regulatory and compliance risks which Regions believes will impact it and all of its peers. In addition to these broad industry-wide risks, Regions considers a wide range of key risks facing the company, including the following: (1) credit risk, or the risk that a borrower or counterparty fails to perform on an obligation as agreed; (2) market risk, or the risk to Regions’ financial condition from changes in interest rates or changes in the market value of assets and traded financial instruments, both on and off-balance sheet; (3) liquidity risk, or the risk arising from an inability to meet obligations as they come due in the normal course of business without undue hardship or incurring unacceptable loss; (4) operational risk, or the risk of loss resulting from inadequate or failed internal processes, people, and systems, or from external events; and (5) legal risk, or the risk related to improper actions, whether intentional or unintentional, in carrying out its fiduciary duty or contractual duties.

Description of Methodologies Employed by Regions

Regions’ primary design consideration for loss forecasting in adverse scenarios is to project credible losses that are appropriately sensitive to macroeconomic shocks. Loss forecasting relies on a set of economic assumptions that, in the Federal Reserve Board’s severely adverse scenario, are meant to produce significant loss estimates with a corresponding stress on our capital levels. There are numerous models used to support the loss forecasting process, with each subject to validation, oversight and governance. Historical performance informs future forecasts and is relied upon as the basis of the model outputs. Our models rely on a sound risk measurement and management infrastructure that supports the identification, measurement, assessment and control of all material risks arising from our exposures.

Regions establishes its Allowance for Loan and Lease Losses (“ALLL”) in compliance with U.S. generally accepted accounting principles (“GAAP”). The primary design consideration in establishing the ALLL was based on the modeled losses in an adverse scenario over the 9 quarter forecast period. Several ratios are employed to ensure that the ALLL is established at the most conservative level indicated by any of the ratios.

In the development of projections for pre-provision net revenue, Regions uses an integrated process to derive and aggregate enterprise level results under each macroeconomic scenario. The process starts with the formulation of the base case, which is then stressed as appropriate for the various scenarios. The assumptions used in the base case (and in fact, in all scenarios) are the foundation for projections of the balance sheet as well as the resulting components of revenue and expense, as appropriate.

The ability to translate macroeconomic factors and key risk measurements into pro formas relies upon the utilization of models from across Regions. As with loss forecasting, robust model development, documentation, validation and overall model governance practices are critical to the process. Other factors are also considered, such as expected growth levels of customer households, pricing levels for the products and services offered to our customers, usage and utilization assumptions and other revenue drivers. On the expense front, consideration is given to the direct costs of generating the revenue such as investments in people and incentive expenses related to the revenue production; projections of depreciation and amortization based on previous and expected management decisions to invest in capital expenditures and in product development; as well as general and administrative expenses.

The previously described methodologies translate identified risks into potential revenue and loss projections over the 9 quarter planning horizon. These projections are then aggregated into a net income / loss estimates over the planning horizon. This estimate then feeds Regions’ regulatory capital estimation process, which estimates key regulatory capital ratios for both Regions and Regions Bank. The calculations are based on codified guidance by Regions’ and Regions Bank’s regulators as well as proposed guidance when applicable. In addition to estimating capital accretion/depletion from net income / loss over the 9 quarter planning horizon, Regions also estimates impacts to regulatory capital based on planned capital actions or prescribed actions (as is the case with the Dodd-Frank Stress Testing scenarios). The resulting regulatory capital ratios are then compared against management’s targeted levels which become a key input into Regions’ capital adequacy assessment.

Summary of Results for Regions Financial Corporation

Projected Capital Ratios through Q4 2014 under the Supervisory Severely Adverse  Scenario

	Actual	Stressed Capital Ratios
	Q3 2012	Q4 2014	Minimum*
Tier 1 Common Ratio (%)	10.5%	7.5%	7.5%
Tier 1 Capital Ratio (%)	11.5%	8.4%	8.4%
Total Risk-Based Capital Ratio (%)	15.0%	11.7%	11.7%
Tier 1 Leverage Ratio (%)	9.1%	6.7%	6.7%

Projected Losses, Revenue, and Net Income Before Taxes through Q4 2014  under the Supervisory Severely Adverse Scenario

	Billions of Dollars	Percent of Average Assets
Pre-provision Net Revenue	3.3	2.8%
Other Revenue	—	0.0%
Less
Provisions	5.9	4.9%
Realized Gains/Losses on Securities (AFS/HTM)	0.1	0.1%
Trading and Counterparty Losses	—	0.0%
Other Losses/Gains	—	0.0%
Equals
Net Income/(Loss) Before Taxes	(2.7)	-2.2%

Projected Loan Losses by Type of Loans for Q4 2012 through Q4 2014  under the

Supervisory Severely Adverse Scenario

	Billions of Dollars	Portfolio Loss Rates (%)
Loan Losses	4.71	6.5%
First Lien Mortgages, Domestic	0.73	5.4%
Junior Liens and HELOCs, Domestic	0.88	8.9%
Commercial and Industrial	0.92	5.0%
Commercial Real Estate	1.55	9.0%
Credit Cards	0.18	19.9%
Other Consumer	0.27	7.2%
Other Loans	0.19	2.3%

*	“Minimum” means the lowest result for any quarter over the 9 quarter planning horizon.

Summary of Results for Regions Bank

The following results reflect pro forma capital ratios for Regions Bank under the Federal Reserve Board’s Supervisory Severely Adverse scenario. These capital levels are derived using a process identical to that described in this document for Regions. As with Regions, Regions Bank’s capital ratios decline over the 9 quarter planning horizon in this theoretical severely adverse scenario as credit costs exceed pre-provision net revenue generation. In its scenario planning, Regions assumes capital actions at Regions Bank during the planning horizon that are in alignment with its internal capital adequacy assessment process. These actions, which may include dividends from or infusions into Regions Bank as well as redemptions or repurchases of capital securities, are based on where forecasted capital levels are relative to management’s targets and limits, among other factors.

Bank Projected Capital Ratios through Q4 2014 under the Supervisory Severely  Adverse Scenario

	Actual	Stressed Capital Ratios
	Q3 2012	Q4 2014	Minimum*
Tier 1 Common Ratio (%)	13.3%	11.1%	11.1%
Tier 1 Capital Ratio (%)	13.4%	11.1%	11.1%
Total Risk-Based Capital Ratio (%)	16.2%	13.4%	13.4%
Tier 1 Leverage Ratio (%)	10.6%	8.8%	8.8%

Bank Projected Losses, Revenue, and Net Income Before Taxes through Q4  2014 under the Supervisory Severely Adverse Scenario

	Billions of Dollars	Percent of Average Assets
Pre-provision Net Revenue	3.9	3.3%
Other Revenue	—	0.0%
Less
Provisions	5.9	5.0%
Realized Gains/Losses on Securities (AFS/HTM)	0.1	0.1%
Trading and Counterparty Losses	—	0.0%
Other Losses/Gains	—	0.0%
Equals
Net Income/(Loss) Before Taxes	(2.0)	-1.7%

Bank Projected Loan Losses by Type of Loans for Q4 2012 through Q4  2014 under the Supervisory Severely Adverse Scenario

	Billions of Dollars	Portfolio Loss Rates (%)
Loan Losses	4.71	6.5%
First Lien Mortgages, Domestic	0.73	5.4%
Junior Liens and HELOCs, Domestic	0.88	8.9%
Commercial and Industrial	0.92	5.0%
Commercial Real Estate	1.55	9.0%
Credit Cards	0.18	19.9%
Other Consumer	0.27	7.2%
Other Loans	0.19	2.3%

*	“Minimum” means the lowest result for any quarter over the 9 quarter planning horizon.

Explanation of the most significant causes for the changes in regulatory capital ratios and tier 1 common ratio

The Federal Reserve Board’s Supervisory Severely Adverse scenario as applied internally through Regions’ Capital Planning Process results in projected declines in regulatory capital ratios of approximately 300 basis points from 3Q 2012 actual levels for Regions and approximately 200 - 300 basis points from 3Q 2012 actual levels for Regions Bank. This decline is primarily driven by an expectation of credit costs exceeding pre-provision net revenues over the 9 quarter forecast horizon. As detailed in the summary of results tables, this leads to a net loss of approximately $2.7 billion over the forecast horizon for Regions and a net loss of approximately $2.0 billion over the forecast horizon for Regions Bank. The Federal Reserve’s prescribed Dodd-Frank Stress Testing capital actions have an immaterial impact on resulting stressed capital levels given Regions’ assumed average common stock dividend during the relevant period was $0.01 per share. As such, the $2.7 billion net loss accounts for the vast majority of the projected decline in regulatory capital ratios.